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                                                                    EXHIBIT 99.1

                         DANSKIN, INC. AND SUBSIDIARIES
                               530 SEVENTH AVENUE
                                 NEW YORK, N.Y.

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T
                                 MARCH 28, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

    Pursuant to temporary Note 3T to Article 3 of Regulation S-X, Danskin, Inc. and Subsidiaries has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 29, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                          Very truly yours,
                                          Danskin, Inc. and Subsidiaries
                                          /s/ John A. Sarto
                                          John A. Sarto
                                          Executive Vice President and Chief
                                          Financial Officer